Ex 99.(m)(1)

                         LAZARD RETIREMENT SERIES, INC.

                         DISTRIBUTION AND SERVICING PLAN

                INTRODUCTION: It has been proposed that the above-captioned investment company (the "Fund") adopt a Distribution and Servicing Plan (the "Plan") in accordance with Rule 12b-1, promulgated under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to each portfolio of the Fund set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Portfolio"). Under the Plan, the Fund would pay the Fund's distributor (the "Distributor") for (a) advertising, marketing and distributing shares of each Portfolio and (b) providing services to shareholders of each Portfolio. The Distributor would be permitted to pay third parties in respect of these services. If this proposal is to be implemented, the 1940 Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

                The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to the Portfolios' shares for such purposes.

                In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Portfolios and their shareholders.

                THE PLAN:  The material aspects of this Plan are as follows:
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                1. As to each Portfolio, the Fund shall pay to the Distributor a fee at the annual rate set forth opposite each Portfolio's name on Exhibit A hereto of the value of the relevant Portfolio's average daily net assets for (b) advertising, marketing and distributing such shares and (b) the provision of personal services to shareholders and/or the maintenance of shareholder accounts. The Distributor may pay third parties a fee in respect of these services. The Distributor shall determine the amounts to be paid to third parties and the basis on which such payments will be made. Payments to third parties are subject to compliance by each such party with the terms of any related Plan agreement between it and the Distributor.

                2. For the purpose of determining the fees payable under this Plan, the value of the net assets of a Portfolio's shares shall be computed in the manner specified in the Fund's charter documents and registration statement for the computation of net asset value.

                3. The Board shall be provided, at least quarterly, with a written report of all amounts expended with respect to each Portfolio pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

                4. As to each Portfolio, this Plan will become effective upon approval by (a) holders of a majority of the Portfolio's outstanding shares, and
(b) a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.


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                5. As to each Portfolio, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

                6. As to each Portfolio, this Plan may be amended at any time by the Board, provided that (a) any amendment to increase materially the costs which the Portfolio may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the Portfolio's outstanding shares, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

                7. As to each Portfolio, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the Portfolio's outstanding shares.

Effective:  April 30, 1997


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                                    EXHIBIT A

                                                                        Fee as a
                                                                   Percentage of
                                                                   Average Daily
Name of Portfolio                                                     Net Assets
-----------------                                                  -------------

Lazard Retirement Emerging Markets Portfolio                              .25%
Lazard Retirement Equity Portfolio                                        .25%
Lazard Retirement International Equity Portfolio                          .25%
Lazard Retirement International Equity Select Portfolio                   .25%
Lazard Retirement International Small Cap Portfolio                       .25%
Lazard Retirement Small Cap Portfolio                                     .25%
Lazard Retirement U.S. Strategic Equity Portfolio                         .25%

As Revised:  December 13, 2004


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